EXHIBIT (A)(2)


                                Offer to Purchase
                 (with unaudited financial statements enclosed)
                            GAM AVALON LANCELOT, LLC
                              135 East 57th Street
                            New York, New York 10022

            OFFER TO PURCHASE UP TO TEN PERCENT (10%) OF OUTSTANDING
             LIMITED LIABILITY COMPANY INTERESTS AT NET ASSET VALUE
                             DATED NOVEMBER 10, 2005

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           12:00 MIDNIGHT, NEW YORK TIME, ON FRIDAY, DECEMBER 9, 2005,
                          UNLESS THE OFFER IS EXTENDED

To the Members of GAM Avalon Lancelot, LLC:

GAM Avalon Lancelot, LLC, a closed-end, non-diversified management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer") up to 10 percent of the outstanding limited liability company interests in the Fund or portions thereof pursuant to tenders by members at a price equal to their estimated net asset value as of December 30, 2005, if the Offer expires on December 9, 2005. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the estimated net asset value of such Units will be determined as of the close of business on the last business day of the month in which the tender offer actually expires. (As used in this Offer, the term "Unit," or "Units," as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) This Offer is being made to all members of the Fund and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Agreement dated as of January 11, 2002, and amended and restated as of November 18, 2002 (the "LLC Agreement").

Members should realize that the value of the Units tendered in this Offer likely will change between October 31st (the last time net asset value was calculated) and November 30th (the next time net asset value will be calculated) and December 30th, when the value of the Units tendered to the Fund will be determined for purposes of calculating the purchase price of such Units. The Fund determines the estimated net asset value monthly based on the information it receives from the managers of the investment funds in which it invests. Any tendering members that wish to obtain the estimated net asset value of their Units on this basis should contact PFPC, Inc., at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Members desiring to tender all or any portion of their Units in the Fund in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal (the last page will suffice) and send or deliver it to the Fund in the manner set forth below.

                                    IMPORTANT

NEITHER THE FUND NOR THE ADVISOR NOR ANY OF THE DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND, IF SO, THE PORTION OF THEIR UNITS TO TENDER.

BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON SUCH MEMBER'S FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund's Administrator:

                                        GAM Avalon Lancelot, LLC
                                        c/o PFPC, Inc.
                                        PO Box 858
                                        Claymont, Delaware  19703-0858
                                        Attn:  GAM Investor Services
                                        Phone:  (866) 211-4521
                                        Fax:  (302) 793-8201

                                TABLE OF CONTENTS

1.     Background and Purpose of the Offer

2.     Offer to Purchase and Price

3.     Amount of Tender

4.     Procedure for Tenders

5.     Withdrawal Rights

6.     Purchases and Payment

7.     Certain Conditions of the Offer

8.     Certain Information about the Fund

9.     Certain Federal Income Tax Consequences

10.    Miscellaneous
       Financial Statements (enclosed)

SUMMARY TERM SHEET

o The Private Placement Memorandum of GAM Avalon Lancelot, LLC (the "Fund") states that the Fund will offer from time to time to buy a portion of its Units at each Unit's net asset value. (Net asset value means the value of the Fund's assets minus its liabilities, divided by the number of outstanding Units.) The Board of Directors of the Fund has determined to offer to purchase 10 percent of the Fund's outstanding Units. This offer will remain open until midnight on December 9, 2005. Net asset value will be calculated for this purpose as of December 30, 2005. Not all of the Units that you tender may be accepted for purchase by the Fund. See the Introductory Letter to this Offer to Purchase and Section 1, "Background and Purpose of the Offer."

o The calculation of net asset value will be verified during the Fund's audit for fiscal year ended March 31, 2006, which is expected to be completed by May 30, 2006. If you tender all of your Units in the Fund, the Fund will pay you in cash by January 9, 2006, at least 90% of the Fund's calculation of the estimated net asset value as of December 30, 2005. The Fund will owe you the balance, for which you will be given a promissory note that will be held for you by the Fund's Administrator, PFPC, Inc. If you tender a portion of the Units you own, leaving your remaining interest with a net asset value at least equal to $25,000, we will pay all your proceeds in cash by January 9, 2006. The Fund will obtain the cash to pay you either from cash on hand, selling portfolio securities or through borrowings (which the Fund does not intend to do). See the Introductory Letter to this Offer to Purchase and
   Section 6, "Purchases and Payment."

o Following this summary is a formal notice of the Fund's offer to purchase your Units. This offer remains open to you until midnight on December 9, 2005. Until this time, you have the right to change your mind and withdraw your Units from consideration for purchase. If the Fund does not accept your Units by midnight, December 9, 2005, you may still withdraw your Units from consideration at any time after January 9, 2006, assuming your offer has not been accepted by the Fund as of midnight, January 9, 2006. See the Introductory Letter to this Offer to Purchase, Section 5, "Withdrawal Rights" and Section 6, "Purchases and Payment."

o If you would like the Fund to purchase your Units, you should mail the Letter of Transmittal (the last page of the enclosed Letter of Transmittal will suffice) to GAM Avalon Lancelot,

   LLC, c/o PFPC, Inc., Attn: GAM Investor Services, at P.O. Box 858, Claymont, Delaware 19703-0858, or fax it to PFPC, Inc. at (302) 793-8201, so that it is received before midnight, December 9, 2005. If you choose to fax the Letter of Transmittal, you should mail the original duly executed last page of the Letter of Transmittal to PFPC, Inc. promptly after you fax it (although the original page does not have to be received before midnight, December 9,
   2005). The value of your Units is likely to change between October 31st (the last time estimated net asset value was calculated) and November 30th (the next time it will be calculated) and December 30th, when the value of your investment will be determined for purposes of calculating your purchase price. See the Introductory Letter to this Offer to Purchase and Section 4, "Procedure for Tenders."

o The estimated net asset value of your Units is calculated monthly based on the information the Fund receives from the managers of the investment funds in which the Fund invests. If you would like to obtain the estimated net asset value of your Units, you may contact PFPC, Inc., GAM Investor Services, at (866) 211-4521 or at the address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). See the Introductory Letter to this Offer to Purchase and
   Section 2, "Offer to Purchase and Price."

o Please note that just as you have the right to withdraw your Units from consideration for purchase, the Fund has the right to cancel, amend or postpone this Offer at any time before midnight on December 9, 2005. See the Introductory Letter to this Offer to Purchase and Section 5, "Withdrawal Rights."

o If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with PFPC, Inc. See Section 4, "Procedure for Tenders."

1. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of the Offer is to provide liquidity to members who hold Units in accordance with the procedures set forth in the Fund's Private Placement Memorandum dated November 27, 2002, as supplemented (the "Private Placement Memorandum"), and the LLC Agreement. The Private Placement Memorandum and the LLC Agreement, which were provided to each member in advance of subscribing for Units, provide that the Directors have the discretion to determine whether the Fund will purchase Units from members from time to time pursuant to written tenders. The Private Placement Memorandum also states that GAM USA Inc. (previously known as Global Asset Management (USA) Inc.), the advisor of the Fund (the "Advisor"), expects that generally it will recommend to the Directors that the Fund purchase Units from members twice each year, in June and December. Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Fund, the Directors have determined, after consideration of various matters, including, but not limited to, those set forth in the Private Placement Memorandum, that the Offer is in the best interests of members of the Fund to provide liquidity for Units as contemplated in the Private Placement Memorandum and the LLC Agreement. The Directors intend to consider the continued desirability of the Fund making an offer to purchase Units twice each year, but the Fund is not required to make any such offer.

The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of members who do not tender Units. Members who retain their Units may be subject to increased risks that may possibly result from the reduction in the Fund's aggregate assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in members who do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made from time to time.

Units that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Units from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

2. OFFER TO PURCHASE AND PRICE. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to 10 percent of its outstanding Units. To be eligible for purchase, Units must be properly tendered by and not withdrawn (in accordance with Section 5 below) before 12:00 midnight, New York time, on Friday, December 9, 2005 (such time and date being hereinafter called the "Initial Expiration Date"). If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the estimated net asset value of such Units will be determined as of the close of business on the last business day of the month in which the tender offer actually expires. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended hereinafter is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of a Unit tendered will be its estimated net asset value as of the close of business on the last business day of the month in which the Expiration Date occurs, payable as set forth in Section 6. As of the close of business on November 1, 2005, the estimated unaudited net asset value of a Unit corresponding to an initial capital contribution of $100 made as of the first day of the following months was:

                                         Unaudited Estimated Net Asset
Month Contribution Made                  Value as of November 1, 2005
---------------------------------------  ---------------------------------------
April 2001                                                                110.47
May 2001                                                                  112.96
June 2001                                                                 112.35
July 2001                                                                 112.45
August 2001                                                               113.15
September 2001                                                            113.60
October 2001                                                              111.57
November 2001                                                             110.71
December 2001                                                             108.91
January 2002                                                              109.29
February 2002                                                             110.26
March 2002                                                                110.08
April 2002                                                                111.58
May 2002                                                                  110.69
June 2002                                                                 111.48
July 2002                                                                 113.41
August 2002                                                               112.98

                                         Unaudited Estimated Net Asset
Month Contribution Made                  Value as of November 1, 2005
---------------------------------------  ---------------------------------------
September 2002                                                            114.28
October 2002                                                              114.91
November 2002                                                             115.29
December 2002                                                             113.86
January 2003                                                              112.20
February 2003                                                             110.59
March 2003                                                                113.05
April 2003                                                                111.97
May 2003                                                                  108.23
June 2003                                                                 108.56
July 2003                                                                 108.85
August 2003                                                               107.21
September 2003                                                            106.27
October 2003                                                              104.16
November 2003                                                             103.94
December 2003                                                             101.14
January 2004                                                              100.55
February 2004                                                              98.87
March 2004                                                                 98.37
April 2004                                                                 99.81
May 2004                                                                  100.72
June 2004                                                                 100.62
July 2004                                                                 102.37
August 2004                                                               102.50
September 2004                                                            101.70
October 2004                                                              101.06
November 2004                                                              99.49
December 2004                                                              98.77
January 2005                                                               98.64
February 2005                                                              97.42
March 2005                                                                 98.15
April 2005                                                                100.00
May 2005                                                                  100.41
June 2005                                                                  99.28
July 2005                                                                  98.26
August 2005                                                                97.66
September 2005                                                             96.59
October 2005                                                               98.79


As of the close of business on November 1, 2005, there were approximately 1,752,025 outstanding Units valued at approximately $195,926,958 (based on the unaudited estimated net asset value of such Units). The Fund determines its estimated net asset value monthly based on information it receives from the managers of the investment funds in which it invests. Members may obtain this information by contacting PFPC, Inc. at the telephone number or address set forth on page (ii), Monday through Friday, except holidays, during normal business hours of

9:00 a.m. to 5:00 p.m. (Eastern Time). The value of the Units tendered by the members likely will change between October 31st (the last time estimated net asset value was calculated) and November 30th (the next time it will be calculated) and December 30th, when the value of the Units tendered by members will be determined for purposes of calculating the purchase price of such Units and the time that members will cease to be members in the Fund.

3. AMOUNT OF TENDER. Subject to the limitations set forth below, members may tender all or a portion of their Units. However, a member who tenders only a portion of such member's Units shall be required to maintain a capital account balance equal to at least $25,000. If a member tenders an amount that would cause the member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such member so that the required minimum balance is maintained. The Offer is being made to all members of the Fund and is not conditioned on any minimum amount of Units being tendered.

If the amount of the Units that are validly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to 10 percent of the Fund's outstanding Units (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than 10 percent of the Fund's outstanding Units are validly tendered to the Fund before the expiration of the Offer and not withdrawn pursuant to Section 5 below, the Fund will, in its sole discretion, either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate estimated net asset value of validly tendered Units. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below. None of the following intend to tender any Units in the Offer: the Advisor or Directors of the Fund; or any person controlling the Fund or controlling the Advisor or Directors of the Fund.

4. PROCEDURE FOR TENDERS. Members wishing to tender Units pursuant to the Offer should send or deliver a completed and duly executed Letter of Transmittal (the last page will suffice) to PFPC, Inc. - GAM Investor Services, at the address set forth on page (ii), or fax a completed and duly executed Letter of Transmittal, also to the attention of PFPC, Inc. - GAM Investor Services, at the fax number set forth on page (ii). The completed and duly executed Letter of Transmittal must be received by PFPC, Inc., either by mail or by fax, no later than the Expiration Date. The Fund recommends that all documents be submitted to PFPC, Inc. by certified mail, return receipt requested, or by facsimile transmission. A member choosing to fax a Letter of Transmittal to PFPC, Inc. must also send or deliver the original completed and duly executed Letter of Transmittal (the last page will suffice) to PFPC, Inc. promptly thereafter. If a member elects to tender, it is the tendering member's responsibility to confirm receipt of the Letter of Transmittal or other documents with PFPC, Inc.

Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC, Inc. at the address and phone number set forth on page (ii). The method of delivery of any documents is at the election and complete risk of the member tendering a Unit, including, but not limited to, the failure of PFPC, Inc. to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Advisor nor the Directors of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5. WITHDRAWAL RIGHTS. Any member tendering a Unit pursuant to this Offer may withdraw such Unit from consideration for purchase at any time on or before the Expiration Date and, if Units have not then been accepted by the Fund, at any time after December 9, 2005. To be effective, any notice of withdrawal must be timely received by PFPC, Inc. at the address or fax number set forth on page
(ii). A form to use to give notice of withdrawal is available by calling PFPC, Inc. at the phone number indicated on page (ii). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be tendered prior to the Expiration Date by following the procedures described in Section 4.

6. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Units that are validly tendered as, if and when it gives oral or written notice to the tendering member of its election to purchase such Unit. As stated in Section 2 above, the purchase price of a Unit tendered by any member will be the net asset value thereof as of the close of business on December 30, 2005, if the Offer expires on the Initial Expiration Date. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the net asset value of such Units will be determined as of the close of business on the last business day of the month in which the Expiration Date occurs. The net asset value will be determined after all allocations to capital accounts of the members required to be made by the LLC Agreement have been made.

For members tendering all of their Units, payment of the purchase price will consist of: (1) cash in an aggregate amount equal to at least 90% of the estimated unaudited net asset value of Units tendered and accepted by the Fund, determined as of December 30, 2005, payable by January 9, 2006 (the "90% Cash Payment"); and (2) a promissory note (the "Note"), entitling the holder thereof to a contingent payment equal to the excess, if any, of (a) the net asset value of the Units tendered and accepted by the Fund as of the Expiration Date, determined as of December 30, 2005, based on the audited financial statements of the Fund for fiscal year ended March 31, 2006, over (b) the 90% Cash Payment. The Note will be (1) held for each tendering member by PFPC, Inc. as set forth in the Letter of Transmittal, (2) be prepared within 10 days after the Fund's estimated net asset value is calculated and (3) will not be transferable. The Note will be payable in cash within 10 days after completion of the audit of the financial statements of the

Fund for fiscal year ended March 31, 2006, or on such earlier date as the Fund's Directors may determine. It is anticipated that the audit of the Fund's financial statements for fiscal year ended March 31, 2006 will be completed by no later than May 30, 2006. The Note is not transferable, and will include interest, if any, earned by the Fund on an amount equal to 10 percent of the estimated unaudited net asset value of Units tendered and accepted by the Fund, deposited by the Fund in a segregated account.

Members who tender a portion of their Units (subject to maintenance of a minimum capital account balance) will receive cash in an aggregate amount equal to 100% of the estimated unaudited net asset value of Units tendered and accepted by the Fund, determined as of December 30, 2005, payable by January 9, 2006 (the "100% Cash Payment").

Members tendering units may specify that payment of both the 90% Cash Payment and the 100% Cash Payment (together, the "Cash Payment") be made either by check or wire transfer by indicating their payment preference on the Letter of Transmittal. Members tendering from IRA's or certain other qualifying accounts, however, may only receive payment by wire transfer. If a tendering member elects to receive payment by check, the Cash Payment will be sent directly to the tendering member's mailing address as listed in the Fund's records, unless such member advises the Fund in writing of a change in its mailing address. If a tendering member elects to receive payment by wire transfer, the Cash Payment will be made by wire transfer to such member's brokerage account from which the investment was originally made.

The Note will be held for each member by the Fund's Administrator, PFPC, Inc. Any contingent payment due pursuant to the Note will be made by check sent directly to the tendering member's mailing address as listed in the Fund's records, unless such member advises the Fund in writing of a change in its mailing address. If a tendering member so specifies on his or her Letter of Transmittal, this payment may also be made by wire transfer to such member's brokerage account from which the investment was originally made.

The Fund expects that the purchase price for Units acquired pursuant to the Offer to Purchase, which will not exceed $19,592,696 (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Notes as described above. Neither the Fund nor the Advisor nor the Directors have determined at this time to borrow funds to purchase Units in connection with the Offer. However, depending on the dollar amount of Units validly tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price. No borrowing facilities have been entered into to date.

7. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying members of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Units, the net asset value of such Units will be determined as of the close of business on the last business day of the month in which the tender offer actually expires. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (1) purchase a greater amount of Units than the amount specified in the Offer; (2) cancel the Offer in the circumstances set forth in the following paragraph and, in the event of such cancellation, not to purchase or pay for any Units tendered pursuant to the Offer; (3) amend the Offer; or (4) postpone the acceptance of Units; provided, however, that the Fund will not take any such action after the Expiration Date. If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify members.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Units tendered pursuant to the Offer; (b) there is, in the Directors' judgment, any
(i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse affect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated net asset value of the Fund from the estimated net asset value of the Fund as of the commencement of the Offer or (vii) other event or condition that would have a material adverse effect on the Fund or its members if Units tendered pursuant to the Offer were purchased; or (c) the independent Directors of the Fund determine that it is not in the best interest of the Fund to purchase Units pursuant to the Offer. There can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at 135 East 57th Street, New York, New York 10022 and the telephone number is
(212) 407-4600. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement. The Fund's Directors are Andrew Hanges, George W. Landau, Robert J. McGuire, and Roland Weiser. Their address is c/o GAM USA Inc. at 135 East 57th Street, New York, New York 10022. Neither the Advisor nor any Director of the Fund, nor any person controlling the Fund or the Advisor or any Director of the Fund, nor any associate or subsidiary of such person, holds any Units.

The Fund previously filed a Registration Statement (No. 333-123722) with the U.S. Securities and Exchange Commission (the "SEC") in order to register its interests under the Securities Act of 1933, as amended, and had taken preliminary steps toward a restructuring of its operations into a Master/Feeder structure. However, the Fund has decided not to pursue the proposed reorganization at this time, although it may decide to pursue a reorganization in the future.

On September 5, 2005, UBS AG ("UBS") and Julius Baer Holding Ltd. ("Julius Baer") entered into a definitive sale and purchase agreement pursuant to which Julius Baer agreed to purchase from UBS (the "Transaction") all of the issued and outstanding voting securities of GAM Holding AG, whose registered offices are located at Klausstr 10, 8008 Zurich, Switzerland ("GAM AG"), together with three private banks, Ehinger & Armand von Ernst AG, Ferrier Lullin & Cie. SA and Banco di Lugano SA, and certain other companies (collectively, the "Business"). Subject to the satisfaction of certain terms and conditions, the closing of the Transaction is expected to occur in early December 2005.

The Julius Baer group is one of Switzerland's leading banking institutions and manages substantial assets for private and institutional clients from all over the world. The services offered by the Julius Baer group consist mainly of asset management and investment counseling, investment funds for private and institutional investors as well as securities brokerage and foreign exchange. Julius Baer, whose principal executive offices are at Bahnhofstr, 36, P.O. Box 666 CH-8010 Zurich is majority-owned by Julius Baer Ltd., the holding company of the Julius Baer group. Prior to the closing of the Transaction, the asset management division of Julius Baer had approximately CHF90 billion (approximately US$70.4 billion as of November 2, 2005) in assets under management, and after the closing of the Transaction, the combined assets under management of Julius Baer's asset management division are expected to equal approximately CHF156 billion (approximately US$122 billion as of November 2, 2005).

The Advisor is a direct, wholly-owned subsidiary of GAM AG. GAM International Management Ltd. ("GIML"), the investment consultant and sub-adviser to the Advisor in relation to the Fund, is a direct, wholly-owned subsidiary of GAM (U.K.) Limited, which in turn is a wholly-owned subsidiary of GAM AG. Upon the closing of the Transaction, each of the Advisor and GIML will become indirect, wholly owned subsidiaries of Julius Baer.

The 1940 Act requires that an advisory agreement of an investment company provide for automatic termination of the agreement in the event of its "assignment" (as defined in the 1940 Act). A sale of a controlling block of an investment adviser's voting securities generally is deemed to result in an assignment of the investment adviser's advisory agreements. The closing of the Transaction will constitute an indirect sale of a controlling block of voting securities of the Advisor and GIML, and result in the automatic termination of
(i) the Advisor's  appointment  as investment  adviser to the Fund under Section
3.4 of the Fund's Limited Liability Company Agreement dated as of January 11, 2002, as amended and restated as of November 18, 2002 (the "Prior Investment Advisory Contract") and (ii) GIML's appointment as investment consultant and sub-adviser to the Advisor in relation to the Fund pursuant to the Investment Advisory Agreement between the Advisor and GIML dated as of January 1, 2001, as amended and restated as of January 23, 2002 (the "Prior Sub-Advisory Contract").

To avoid disruption of the investment program of the Fund upon termination of the Prior Investment Advisory Contract and the Prior Sub-Advisory Contract, the Fund's Board of Directors (including a majority of the Board of Directors who are not "interested persons" of the Fund as defined in the 1940 Act), approved at an in person meeting held on November 9, 2005 (i) the appointment of the Advisor as investment adviser to the Fund and the appointment of GIML as investment consultant and sub-adviser to the Advisor in relation to the Fund pursuant to separate interim investment advisory agreements, each such investment advisory agreement to become effective as of the closing of the Transaction as an interim agreement as described in

Rule 15a-4 under the 1940 Act (the "Interim Investment Advisory Agreements") and
(ii) subject to the approval of the members of the Fund, the appointment of the Advisor as investment adviser to the Fund and GIML as investment consultant and sub-adviser to the Advisor in relation to the Fund pursuant to new and separate investment advisory agreements (the "New Investment Advisory Agreements"), each such New Investment Advisory Agreement to become effective as of the termination of the Interim Investment Advisory Agreement, which such New Investment Advisory Agreement is intended to replace. The terms of each Interim Investment Advisory Agreement and each New Investment Advisory Agreement will be identical in all material respects to the Prior Investment Advisory Contract that preceded such Interim Investment Advisory Agreement or New Investment Advisory Agreement, as applicable, except that each Interim Investment Advisory Agreement will provide for (i) management fees to be paid into an interest-bearing escrow account, (ii) its automatic termination upon 150 days from the date of its execution and (iii) its termination upon 10 calendar days' written notice with the approval of a majority of the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund. Each Interim Investment Advisory Agreement and each New Investment Advisory Agreement will provide for an aggregate fee to be paid to the Advisor or GIML that is calculated in the same manner as the compensation that is payable to the Advisor and GIML under the Prior Investment Advisory Contract and the Prior Sub-Advisory Contract, respectively.

At the Fund's Board of Directors on November 9, 2005, the Board of Directors appointed Andrew Hanges as a Director, Chairman of the Board of Directors. The appointment was made to fill a vacancy on the Board of Directors created by the resignation of Dr. Burkhard Poschadel, effective as of November 9, 2005, as a Director and Chairman of the Board of Directors.

Except as provided in this Offer to Purchase, the Fund does not have any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Units (other than the Fund's intention to accept subscriptions for Units from time to time in the discretion of the Fund) or the disposition of Units, other than as disclosed in the Private Placement Memorandum; (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the identity of the Advisor or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors of the Fund, to fill any existing vacancy for a Director of the Fund or to change any material term of the investment advisory arrangements with the Advisor; (5) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the purchase price for Units acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

During the past 60 business days, the only transactions involving Units that were effected by the Fund, the Advisor, the Directors or any person controlling the Fund or controlling the Advisor or any Directors of the Fund were the aggregate subscriptions of $566,511 in Units from new and existing members.

9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund from members pursuant to the Offer. Members should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.

A member who tenders all of its Units to the Fund for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such member (consisting of the 90% Cash Payment and the principal payment under the Note) and such member's adjusted tax basis in the Units tendered. Gain, if any, will be recognized by a tendering member only as and after the total proceeds received by such member exceed the member's adjusted tax basis in its Units. A loss, if any, will be recognized only after the tendering member has received full payment under the Note. This capital gain or loss will be short-term or long-term depending upon the member's holding period for the Units at the time the gain or loss is recognized. However, a tendering member will recognize ordinary income to the extent such member's allocable share of the Fund's "unrealized receivables" exceeds the member's basis in such unrealized receivables, as determined pursuant to the Treasury Regulations. For these purposes, accrued but untaxed market discount if any, on securities held by the Fund will be treated as an unrealized receivable with respect to the tendering member. A member who tenders less than all of the member's Units to the Fund for repurchase will recognize gain (but not loss) in a similar manner only to the extent that the amount of the proceeds received (consisting of the 100% Cash Payment) exceeds such member's adjusted tax basis in the Units.

Pursuant to the authority granted to it under the LLC Agreement, the Board of Directors intends to specially allocate items of Fund capital gain, including short-term capital gain, to a withdrawing member to the extent the member's liquidating distribution would otherwise exceed the member's adjusted tax basis in the Units. Such a special allocation may result in the withdrawing member recognizing capital gain, which may include short-term gain, in the member's last taxable year in the Fund, thereby reducing the amount of any long-term capital gain recognized during the tax year in which it receives its liquidating distribution upon withdrawal.

10. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC, Inc.-GAM Investor Services at the address and phone number set forth on page
(ii) or from the SEC's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

The Fund's unaudited financial statements for the period ended September 30, 2005, are enclosed herewith.

                                       12